Exhibit 6A

ADVISORY AGREEMENT

BETWEEN

BIRGO REITURN FUND LLC

AND

BIRGO REALTY LLC

i

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of the [____] day of March, 2022 and effective as of the [____] day of March, 2022 (the “Effective Date”), is by and between Birgo Reiturn Fund LLC, a Delaware limited liability company (the “Company”) and Birgo Realty LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company desires to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Manager, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Manager, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Advisor” shall mean Birgo Realty LLC, a Delaware limited liability company.

“Advisor Expenses” shall have the meaning set forth in Section 10(b).

“Affiliate” shall mean any Affiliate of Birgo.

“Birgo” shall mean collectively, Birgo Capital, LLC, a Pennsylvania limited liability company, and any Affiliate thereof.

“Business Day” each day of the week, excluding Saturday, Sunday and any day on which banking institutions in New York, New York are closed.

“Cause” shall mean, with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or gross negligent breach of fiduciary duty by the Advisor in connection with performing its duties hereunder.

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of shares of capital stock of the Company after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as

amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing greater than 50% or more of the combined voting power of Company’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

“Class C Units” shall have the meaning set forth in the Operating Partnership’s Limited Partnership Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

“Governing Documents” shall mean the LLC Agreement and the Offering.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investments” shall mean any investments by the Company directly or indirectly, in real property, real estate-related assets or other assets as described in the Governing Documents.

“LLC Agreement” shall mean the Limited Liability Company Operating Agreement of the Company, as amended from time to time.

“Management Fee” shall have the meaning set forth in Section 9(a).

“Manager” shall mean Birgo Reiturn Fund Manager LLC, a Pennsylvania limited liability company, being the legal manager of the Company.

“Members” shall mean the members of the Company.

“NAV” shall mean Net Asset Value which means for any Units, the net asset value of such Units, determined as of the end of the final day of each calendar quarter commencing no later than January 1, 2023. Net Asset Value shall be calculated by subtracting total liabilities (which shall include any accrued but unpaid Hurdle Amount and Performance Participation Interest) from total assets.

“Offering” means the Offering Circular of the Company.

“Operating Partnership” means Birgo Evergreen Residential Fund LP, a Delaware limited partnership.

“Other Birgo Accounts” shall mean investment funds, REITs, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by Birgo, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, over-flow funds, co-investment vehicles and other entities formed in connection with Birgo side-by-side or additional general partner investments with respect thereto).

“Performance Participation Interest” shall have the meaning ascribed to such term in the Offering.

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

“REIT” shall have the meaning set forth in the Offering.

“Securities Act” shall have the meaning set forth in the Offering.

“Treasury Regulations” shall mean the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

“Unit or Units” shall have the meaning set forth in the Offering.

2.	APPOINTMENT.

The Company hereby appoints the Advisor to serve as its investment adviser on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment. By accepting such appointment, the Advisor acknowledges that it has a contractual and fiduciary responsibility to the Company. Except as otherwise provided in this Agreement, the Advisor hereby agrees to use its commercially reasonable efforts to perform the duties set forth herein, provided that the Company reimburses the Advisor for costs and expenses in accordance with Section 10.

3.	DUTIES OF THE ADVISOR.

Subject to the oversight of the Manager and the terms and conditions of this Agreement and the investment strategy and consistent with the provisions of the Governing Documents, the Advisor will have plenary authority with respect to the operations of the business and affairs of the Company and will be responsible for making recommendations to the Manager so that it can implement the investment strategy of the Company. The Advisor will perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the selection of investments and rendering investment advice to the Company and Manager as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a) serving as an advisor to the Company with respect to the establishment and periodic review of the investment strategy for the Company’s financing activities and operations;

(b) sourcing, evaluating and monitoring the Company’s investment opportunities and executing the acquisition, management, financing and disposition of the Company’s assets, in accordance with the Company’s investment strategy, policies and objectives and limitations, subject to oversight by the Manager;

(c) with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of Investments, conducting negotiations on the Company’s behalf with sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

(d) providing the Company with portfolio management and other related services;

(e) serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowing, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Governing Documents, may include financing by the Advisor or its Affiliates) and (3) negotiating and entering into, on the Company’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities;

(f) engaging and supervising, on the Company’s behalf and at the Company’s, expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents and other service providers (which may include Affiliates of the Advisor) that provide various services with respect to the Company including, without limitation, on-site managers, building and maintenance personnel, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required relating to the Company’s activities or Investments (or potential Investments);

(g) coordinating and managing operations of any joint venture or co-investment interests held by the Company conducting matters with the joint venture or co-investment partners;

(h) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(i) providing the daily management of the Company including performing and supervising the various administrative functions reasonably necessary for the operations of the Company;

(j) engaging one or more sub-advisors with respect to the operations of the Company including, where appropriate, Affiliates of the Advisor;

(k) evaluating and recommending to the Manager hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and with the investment strategy;

(l) advising the Manager as to investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s members) and advising as to the Company’s capital structure and capital raising;

(m) providing input in connection with the appraisals performed by the Independent Appraisers, including periodic asset and portfolio-level information with respect to the Company’s real properties and real estate-related assets;

(n) delivering to, or maintaining on behalf of, the Company copies of appraisals obtained in connection with the investments in any property or real property;

(o) arranging for the placement of, orders of real estate-related assets pursuant to the Advisor’s investment determinations and recommendations for the Company either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(p) making from time to time reports to of its performance of services to the Company under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

(q) advising the Company regarding the Company’s ability to elect REIT status, and thereafter maintenance of the Company’s status as a REIT, and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;

(r) taking all necessary actions to enable the Company to make required tax filings and reports; and

(s) performing such other services from time to time in connection with the management of the investment activities as the Manager shall reasonably request and/or the Advisor shall deem appropriate under the particular circumstances.

4.	AUTHORITY OF ADVISOR.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), the Company hereby delegates to the Advisor the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Advisor, may be necessary or advisable in connection with the Advisor’s duties described in Section 3, including the making of any Investment that fits within the investment strategy, objectives, policies and limitations and within the discretionary limits and authority as granted to the Advisor from time to time by the Manager.

(b) Notwithstanding the foregoing, any Investment that does not fit within the investment strategy will require the prior approval of the Manager .

(c) The Manager will review the investment strategy with sufficient frequency and at least annually and may, at any time upon the giving of notice to the Advisor, amend the investment strategy; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor or such later date as is specified by the Manager and included in the notice provided to the Advisor and such modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification., or if later, the effective date of such modification or revocation specified by the Manager.

(d) The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services as the Advisor deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Advisor; provided, that any such services may only be provided by Affiliates to the extent such services are approved the Manager and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties. In performing its duties under Section 3, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.

5.	BANK ACCOUNTS.

The Advisor may establish and maintain one or more bank accounts in the name of the Company and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, consistent with the Advisor’s authority under this Agreement, provided that no funds shall be commingled with the funds of the Advisor.

6.	RECORDS; ACCESS.

The Advisor shall maintain appropriate records of its activities hereunder and make such records available for inspection by the Manager and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7.	LIMITATIONS ON ACTIVITIES.

The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment strategy, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the status of either the Company as an entity excluded from investment company status under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Governing Documents. If the Advisor is ordered to take any action by the Manager, the Advisor shall notify the Manager if it is the Advisor’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Documents. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company or the Manager for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 18 of this Agreement.

8.	OTHER ACTIVITIES OF THE ADVISOR.

(a) Nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the investment objectives or policies of any such other Person are similar to those of the Company, including, without limitation, the sponsoring, closing and/or managing of any Other Birgo Accounts, (ii) in any way bind or restrict the Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent the Advisor or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the Advisor’s (and/or its Affiliates’) benefit. While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, the Company acknowledges that such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others (including, for greater certainty, the Other Birgo Accounts and their investors, as described more fully in Section 8(b)).

(b) The Advisor and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Advisor sponsor, advise and/or manage Other Birgo Accounts and may in the future sponsor, advise and/or manage additional Other Birgo Accounts, (ii) with respect to Other Birgo Accounts with investment objectives or guidelines that overlap with the Company’s but that do not have priority over the Company, the Advisor and its Affiliates will allocate investment opportunities between the Company and such Other Birgo Accounts in accordance with Birgo’s prevailing policies and procedures on a basis that the Advisor and its Affiliates determine to be reasonable in their sole discretion, and there may be circumstances where investments that are consistent with the Company’s investment strategy may be shared with or allocated to one or more Other Birgo Accounts (in lieu of the Company) in accordance with Birgo’s prevailing policies and procedures.

(c) In connection with the services of the Advisor hereunder, the Company the Manager acknowledges and agrees that (i) as part of Birgo’s regular businesses, personnel of the Advisor and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other Birgo Accounts), and that conflicts may arise with respect to the allocation of personnel between the Company and one or more Other Birgo Accounts and/or the Advisor and such other Affiliates, (ii) unless prohibited by the LLC Agreement, Other Birgo Accounts may invest, from time to time, in properties or other assets in which the Company also invests (including at a different level of an issuer’s capital structure (e.g., an investment by an Other Birgo Account in a debt or mezzanine interest with respect to the same portfolio entity in which the Company owns an equity interest or vice versa) or in a different tranche of equity or debt with respect to an issuer in which the Company has an interest) and while Birgo will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Birgo Accounts generally, such transactions are not required to be presented to the Manager or any committee thereof for approval (unless otherwise required by the Governing Documents), and there can be no assurance that any conflicts will be resolved in the Company’s favor, (iii) the Advisor and its Affiliates may from time to time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including fees related to administrative services, construction, special servicing, leasing, development, property oversight and other property management services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and/or other types of insurance, management consulting and other similar operational matters, including with respect to Other Birgo Accounts and related portfolio entities, and while such fees may give rise to conflicts of interest, the Company will not receive the benefit of any such fees, and (iv) the terms and conditions of the governing agreements of such Other Birgo Accounts (including with respect to the economic, reporting, and other rights afforded to investors in such Other Birgo Accounts) are materially different from the terms and conditions applicable to the Company, and the Company shall not shall have the right to receive the benefit of any such different terms applicable to investors in such Other Birgo Accounts as a result of an investment in the Company or otherwise. The Advisor shall keep the Manager reasonably informed on a periodic basis in connection with the foregoing.

(d) The Advisor is not permitted to consummate on the Company’s behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from Birgo, any Other Birgo Account or any of their Affiliates unless such transaction is approved by the Manager,. In addition, for any such acquisition by the Company, the Company’s purchase price will be limited to the cost of the property to the Affiliate, including acquisition-related expenses, or if substantial justification exists, the current appraised value of the property as determined by an Independent Appraiser. In addition, the Company may enter into joint ventures with Other Birgo Accounts, or with Birgo, the Advisor, the Manager, or any of their respective Affiliates. The Advisor will seek to resolve any conflicts of interest in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Birgo Accounts generally.

(e) For the avoidance of doubt, it is understood that neither the Company nor the Manager has the authority to determine the salary, bonus or any other compensation paid by the Advisor to any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates, including any person who is also a director or officer employee of the Company.

9.	MANAGEMENT FEE.

(a) The Company will pay the Advisor a management fee (the “Management Fee”) equal to 1.25% of NAV per annum payable monthly, before giving effect to any accruals for the Management Fee, the Performance Participation Interest (as defined in the Offering), distributions or expense reimbursements. The Advisor shall receive the Management Fee as compensation for services rendered hereunder.

(b) The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class C Units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in Class C Units of the Operating Partnership, the Advisor may elect to have the Company repurchase such Class C Units of the Operating Partnership from the Advisor at a later date at a repurchase price per Class C Unit, as applicable. Class C Units of the Operating Partnership obtained by the Advisor will not be subject to the repurchase limits of the Company’s share repurchase plan or any reduction or penalty for an early repurchase.

(c) In the event this Agreement is terminated, or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

(d) In the event the Company commences a liquidation of its Investments during any calendar year, the Company will pay the Advisor the Management Fee from the proceeds of the liquidation.

10.	EXPENSES.

(a) Subject to Sections 3(e) and 10(b), the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”).

(b) In addition to the compensation paid to the Advisor pursuant to Section 9, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

(i.) expenses incurred for the organization of the Company, preparation of the Offering, the sale and marketing of the Units and the transactions contemplated by the Offering, which shall include but are not limited to all costs incurred in connection with the design, implementation and preparation of advertising and marketing materials (digital or otherwise), the Reiturn Fund Platform (as described in the Offering) and online advertising and marketing services;

(ii.) fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of Investments (whether or not consummated), including brokerage commissions, marketing agencies, advertising agencies, internet advertisement costs, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

(iii.) the actual cost of goods and services used by the Company and obtained from either Affiliates of the Advisor or Persons not Affiliated with the Advisor, including fees paid to administrators, marketing agencies, advertising agencies, internet advertisement costs, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of Investments;

(iv.) all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, marketing, advertising, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates in compliance with Section 3e) including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to all personnel of the Advisor other than those who provide investment advisory services to the Company or serve as executive officers of the Company, as described above;

(v.) expenses of managing and operating the Company’s real properties, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

(vi.) interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(vii.) expenses connected with communications to holders of the Company’s securities or securities of the subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Members and any other reports or related statements;

(viii.) the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Advisor, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

(ix.) the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an Investment;

(x.) expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;

(xi.) the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

(xii.) all taxes and license fees;

(xiii.) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

(xiv.) expenses of managing, improving, developing, operating and selling Investments, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

(xv.) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Manager to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;

(xvi.) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or against the Manager or officer of the Company or in his or her capacity as such for which the Company is required to indemnify the Manager or officer by any court or governmental agency; and

(xvii.) expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity through which the Company’s investments are made or in which any such entity invests.

(d) The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(e) Any reimbursement payments owed by the Company to the Advisor may be offset by the Advisor against amounts due to the Company from the Advisor. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

11.	OTHER SERVICES.

Should the Manager request that the Advisor or any director, manager, officer or employee thereof render services for the Company other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor, subject to the limitations contained in the Governing Documents, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.	NO JOINT VENTURE.

The Company on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

13.	TERM OF AGREEMENT.

This Agreement shall continue in force for a period of one year from the Effective Date, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. It is the duty of the Manager to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

14.	TERMINATION BY THE PARTIES.

This Agreement may be terminated (i) at the option of the Advisor immediately upon a Change of Control of the Company; (ii) immediately by the Company for Cause or upon the bankruptcy of the Advisor; or (iii) upon 60 days’ written notice by the Advisor. The provisions of Sections 14 through 19 survive termination of this Agreement.

15.	ASSIGNMENT TO AN AFFILIATE.

This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval the Manager. The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Manager. This Agreement shall not be assigned by the Company without the approval of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change in Control or sale of all or substantially all the assets of the Company and shall likewise be binding on any successor to the Advisor.

16.	PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

(b) The Advisor shall promptly upon termination:

(i.) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii.) deliver to the Manager a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Manager;

(iii.) deliver to the Manager all assets, including all Investments, and documents of the Company then in the custody of the Advisor; and

(iv.) cooperate with, and take all reasonable actions requested by, the Company and the Manager in making an orderly transition of the advisory function.

17.	INDEMNIFICATION BY THE COMPANY.

The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, managers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Delaware, or the Governing Documents.

18.	INDEMNIFICATION BY ADVISOR.

The Advisor shall indemnify and hold harmless the Company, from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Advisor shall not be held responsible for any action of the Manager in following or declining to follow any advice or recommendation given by the Advisor.

19.	MISCELLANEOUS.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Governing Documents or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail or by electronic mail using the contact information set forth herein:

The Company:

Birgo Reiturn Fund LLC 848 W. North Ave. Pittsburgh, PA 15233 Attention: Daniel Croce Email: dcroce@birgo.com
with a required copy to:	Clark Hill PLC One Oxford Centre, 300 Grant St. 14th Fl. Pittsburgh, PA 15219 Attention: Joshua M. Farber Email: jfarber@clarkhill.com
The Advisor:	Birgo Realty LLC 848 W. North Ave. Pittsburgh, PA 15233 Attention: Daniel Croce Email: dcroce@birgo.com
with a required copy to:	Clark Hill PLC One Oxford Centre, 301 Grant St. 14th Floor Pittsburgh, PA 15219 Attention: Joshua M. Farber Email: jfarber@clarkhill.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 19(a).

(b) Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(d) Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America in the State of Delaware for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(f) Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(h) Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

Birgo Realty LLC

By:
Name:
Title:

Birgo Reiturn Fund LLC

By:
Name:
Title: